EXHIBIT 99.1

COMPREHENSIVE CARE WINS CONTRACT FROM SECOND LARGEST MEDICAID HMO IN MICHIGAN

New Contract Expands CompCare’s Penetration Of Michigan’s Qualified
Health Plan Market To Over 43%

TAMPA, FL – (PR NEWSWIRE) – May 8, 2003 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today announced that its Central U.S. Service Center, located in Bloomfield Hills, Michigan, was recently awarded a contract by the second largest Medicaid qualified health plan in Michigan. The contract, which starts June 1, 2003, is expected to generate approximately $1.5 million in annual revenue to CompCare.

Mary Jane Johnson, Chief Executive Officer of CompCare, stated, “With this contract, CompCare expands its share of Michigan’s Medicaid qualified health plan market to over 43%, and is now managing behavioral healthcare services for the three largest Medicaid qualified health plans in the state of Michigan. Our ability to win these highly sought contracts stems from CompCare’s growing national reputation for consistently delivering quantifiable value and excellent service at reasonable rates.”

About Comprehensive Care Corporation
 Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout Connecticut, Florida, Georgia, Indiana, Kentucky, Michigan, Ohio and Texas. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan and Texas; serves more than 1,200,000 covered individuals nationwide; and has a network of approximately 5,600 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
 Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Stephanie Noiseux, Elite Financial Communications Group
407-585-1080 or via email at steph@efcg.net

Elite Financial Communications Group, LLC
605 Crescent Executive Court
Lake Mary, Florida 32746
Phone: 407-585-1080 | Fax: 407-585-1081
www.efcg.net